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                                                           For Immediate Release




INVESTOR RELATIONS CONTACT:                                    COMPANY CONTACT:
  Neil Berkman or Melanie Beeler                                Owen Farren
  Neil Berkman Associates                                       President &  CEO
  (310) 277-5162                                                (856) 727-1500
  info@BerkmanAssociates.com                                    www.slpdq.com


                        SL INDUSTRIES SUSPENDS DIVIDEND

     MT. LAUREL, NEW JERSEY, MAY 23, 2001 . . . SL INDUSTRIES, INC. (NYSE & PHLX:SL) announced today that its Board of Directors has voted to suspend the Company's regular semi-annual cash dividend, which would have been payable in June 2001.

     As previously announced, the Company is presently not in compliance with certain financial covenants in its credit facility. As a result, the Company is precluded from, among other things, paying cash dividends to its shareholders. Notwithstanding this, the Board's determination to suspend the cash dividend was based primarily on the current economic outlook and the Company's need to conserve its working capital for operating purposes at the present time.

     Owen Farren, President and Chief Executive Officer of SL Industries, said, "As we announced previously, weak economic conditions in the telecommunications and semiconductor markets have had an adverse effect on the Company's operating results and liquidity, and in all likelihood will continue to have a significant adverse effect for the rest of the calendar year due to lower revenues combined with existing fixed costs. We already have announced a number of measures to lower costs. The Board of Directors believes that the suspension of the semi-annual dividend is an appropriate measure that will assist the Company in its continuing efforts to manage working capital."

     SL Industries last paid a semi-annual cash dividend of $0.05 per share of its common stock on November 22, 2000.

ABOUT SL INDUSTRIES

     SL Industries, Inc. designs, manufactures and markets Power and Data Quality (PDQ) equipment and systems for industrial, medical, aerospace and consumer applications. For more information about SL Industries, Inc. and its products, please visit the Company's web site at www.slpdq.com.

Forward-Looking Statements

     This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the Company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and the following: the effectiveness of the cost reduction initiatives undertaken by the Company, changes in demand for the Company's products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, constraints on supplies of critical components, excess or shortage of production capacity, difficulties encountered in the integration of acquired businesses and other risks discussed from time to time in the Company's Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

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